Exhibit 23.1

[Letterhead of PricewaterhouseCoopers LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated 3 March 2014 for Barclays PLC relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on the combined Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended 31 December 2013.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated 3 March 2014 for Barclays Bank PLC relating to the financial statements, which appears in the Annual Report on the combined Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended 31 December 2013.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

5 June 2014